May 1, 2012

Mr. Jose P. Quiros
President, Managing Director
Versant Corporation
10 Boulder Crescent, Suite #102
Colorado Springs, CO 80903
Fax No. 719-302-0632/Telephone No. 719-219-5797

Re:	WIND ENERGY TURBINES PROJECT - Costa Rica
Project Letter of Interest No. LI087104XX
Expiry No.: November 14, 2012

Dear Mr. Quiros:

In response to your letter dated April 23, 2012, Ex-Im Bank is very interested in participating in the financing for this transaction, subject to receipt of the necessary application materials, and a favorable detailed analysis of the project and its financing structure.

We understand that you propose to engineer and build a project named Wind Energy Turbines in Costa Rica. This indication assumes the project will be structured on a limited recourse project finance basis where repayment to the lenders will be dependent on the financial viability of the project. Total project cost is estimated to be $78,000,000 and total U.S. content is estimated to be $60,000,000.

Indicative Ex-Im Bank terms and conditions are as follows:

(1) Maximum OECD Coverage. Ex-Im Bank is willing to consider providing the maximum coverage allowed under the OECD Arrangement on Export Credits. Such coverage could consist of a loan or guarantee of a commercial bank loan for up to 85 percent of the eligible U.S. costs; the allowance of up to 15 percent foreign content incorporated into the U.S. equipment; support of local costs up to 30 percent of the U.S. contract; a repayment profile, grace period, and repayment term in accordance with new OECD Guidelines; capitalization of interest during construction; and comprehensive or political coverage during construction. Subject to acceptable debt-equity ratios and other metrics traditional in limited recourse financings, Ex-Im Bank will support the maximum amount of U.S. content requested by the applicant.

(2) Interest Rates. Ex-Im Bank would provide direct loan and guarantee options, as requested. Under the direct loan option Ex-Im Bank would provide the Commercial Interest Reference Rate (CIRR) at the time of first disbursement. The current CIRR rate for this transaction’s maximum potential tenor, which is subject to change on the 15th of each month, is 3.37 percent per annum through May 14, 2012.

811 VERMONT AVENUE, N.W. WASHINGTON, D.C. 20571

(3) Commitment Fee. Ex-Im Bank’s commitment fees range from 1/8 to 3/4 of a percent, depending upon coverage and options requested.

(4) Exposure Fee. Ex-Im Bank’s exposure fee for this transaction will be based on a project specific evaluation that cannot be determined until our full project evaluation is performed. To obtain an indicative exposure fee, please follow the steps outlined in the attached fee fact sheet or on the web at http://www.exim.gov/products/guarantee/proj_finance _fees.html.

(5) Currency. The direct loan will be provided in U.S. dollars. The guarantee may provide for U.S. dollar loans or for loans in other currencies acceptable to Ex-Im Bank.

(6) Adverse Economic Impact. Ex-Im Bank is prohibited by statute from extending support for transactions that yield a net negative impact on the U.S. economy. To determine whether a transaction is likely to yield a net negative impact on the U.S. economy, Ex-Im Bank subjects applications for preliminary and final commitments to the Economic Impact procedures outlined at http://www.exim.gov/products/policies/econ_ impact_proc_html.

(7) Other Legal Prohibitions. As an agency of the U.S. government, Ex-Im Bank is subject to requirements that may prohibit it from supporting otherwise creditworthy transactions. We are not aware at this time of any other policies that may affect our ability to support the transaction. Please note, however, that despite issuance of this Letter of Interest, Ex-Im Bank’s support of the transaction will still be subject to all of Ex-Im Bank’s legal requirements in effect at that time. If you have any questions about the legal status of the transaction, please contact Ex-Im Bank.

I am pleased to advise you that Ex-Im Bank is prepared to develop a financing offer on the basis of these elements upon receipt and favorable evaluation of the financing application. However, this Letter of Interest does not, in and of itself, constitute a commitment. Only Ex-Im Bank’s Board of Directors can authorize a final commitment for a project financing.

Further information on Ex-Im Bank’s project finance application process, lending criteria, and application information requirements are included in the attached Fact Sheets — Ex-lm Bank’s Approach to Project Finance, Ex-Im Bank’s Flexibility for Project Finance Transactions, Ex-Im Bank’s Fees for Project Finance and Project Finance-Eligibility of Costs.

We look forward to working with Versant Corporation on this project. Thank you for your interest in working with the Structured Finance Division at Ex-Im Bank.

Sincerely,

/s/ John L. Schuster
John L. Schuster
Vice President
Structured Finance